Exhibit 10.4.4

February 25, 2005

Glenn Barrett
21 Kingswood Avenue
Toronto, Ontario
M4E 3N4

Dear Glenn:

Re:  Amendment to Employment Agreement

We refer to the employment agreement (the “Agreement”) dated May 1, 2000 between 724 Solutions Inc. (“724”) and you, Glenn Barrett, as amended on July 5, 2002. 724 desires and you have agreed to confirm certain amendments to the Agreement that were made orally on the terms and conditions set forth in this letter agreement.

In consideration of the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), we and you hereby confirm that the Agreement was amended (i) effective on November 1, 2002, by deleting the words “Vice-President, Finance and Control” in the Agreement and replacing them with “Chief Financial Officer and Senior Vice-President, Corporate Services”, and (ii) effective on October 1, 2002, by deleting your salary on Schedule “A” of the Agreement (which, by oral agreement was previously CDN $269,750) and replacing it with USD $210,000.

On and after the dates of the amendments specified in the previous paragraph, each reference in the Agreement to “this agreement” shall mean and be a reference to the Agreement as amended by the amendments referred to in this letter agreement.  Except as specifically amended in the manner confirmed by this letter agreement, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

This letter agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth above.

Yours very truly,

724 SOLUTIONS INC.

By:	/s/ ERIC LOWY

Name:	Eric Lowy
Title:	General Counsel and Corporate Secretary

ACCEPTED AND AGREED as of this 25th day of February, 2005.

/s/ GLENN BARRETT

Glenn Barrett

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